EXHIBIT 99.1

City National Acquires Deposits and Assets of Nevada Commerce Bank

LOS ANGELES, April 8, 2011 (GLOBE NEWSWIRE) -- City National Corporation (NYSE:CYN) today announced that its wholly owned subsidiary, City National Bank, has acquired substantially all of the assets and deposits of Las Vegas-based Nevada Commerce Bank in a purchase and assumption agreement with the Federal Deposit Insurance Corporation (FDIC).

City National will operate Nevada Commerce Bank's two banking offices – both of them in Las Vegas. Nevada Commerce Bank had approximately $145 million in assets and $136 million in deposits as of December 31, 2010. Approximately $111 million in assets will be subject to a loss-sharing agreement with the FDIC.

"This cost-effective acquisition of Nevada Commerce Bank underscores City National's commitment to Nevada, and it enhances our ability to serve a greater number of entrepreneurs, professionals and small and mid-size businesses in Las Vegas," said Chief Executive Officer Russell Goldsmith. "When the integration is complete, the clients of Nevada Commerce Bank will enjoy the greater convenience, capabilities and financial solutions of the 27th largest American bank, which has seven offices in Las Vegas."

City National has had offices in Nevada since 2007 and currently employs about 90 residents. Statewide, the company has 10 branches, including two full-service regional centers in Las Vegas and Reno.

Today's acquisition announcement follows a decision by the Nevada Division of Financial Institutions to close Nevada Commerce Bank and appoint the FDIC as receiver. Nevada Commerce Bank's $136 million in year-end deposits included approximately $46 million in core deposits and $78 million in certificates of deposit. Its approximately $90 million loan portfolio consisted of commercial real estate (53 percent), commercial and industrial (26 percent), construction (15 percent), and residential loans (6 percent).

Nevada Commerce Bank's two branches will reopen on Monday, April 11, as branches of City National, and will continue to employ many Nevada Commerce Bank personnel. The two new branches will continue to operate under the Nevada Commerce Bank name until later this year, and Nevada Commerce Bank's clients should continue to use the same branches they do today.

Nevada Commerce Bank's depositors will benefit from the strength and soundness of City National Bank. Their insured deposit accounts also will remain insured by the FDIC to the maximum permitted by law, just as they were before the acquisition. Nevada Commerce Bank's clients will retain complete access to their money, and they can continue to write checks and use their ATM and debit cards. Checks drawn on Nevada Commerce Bank will continue to be processed. Loan customers should continue to make their payments as usual.

ABOUT CITY NATIONAL

City National Bank is the wholly owned subsidiary of City National Corporation. It is backed by $21.4 billion in total assets, and provides banking, investment and trust services through 77 offices, including 16 full-service regional centers, in Southern California, the San Francisco Bay Area, Nevada and New York City. The company and its investment affiliates manage or administer $58.5 billion in client investment assets, including nearly $37 billion under direct management.

City National's 10 branch offices in Nevada include six in Las Vegas and one each in North Las Vegas, Reno, Carson City and Minden. The bank also has a loan production office at Stateline in South Lake Tahoe.

For more information about City National, visit the company's Website at cnb.com.

The City National Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3142

SAFE-HARBOR LANGUAGE

This news release contains forward-looking statements about the company, for which the company claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

A number of factors, many of which are beyond the company's ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) changes in general economic, political or industry conditions and the related credit and market conditions, (2) changes in the pace of economic recovery and related changes in employment levels, (3) the effect of the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the new rules and regulations to be promulgated by supervisory and oversight agencies implementing the new legislation, taking into account that the precise timing, extent and nature of such rules and regulations and the impact on the company is uncertain, (4) significant changes in applicable laws and regulations, including those concerning taxes, banking and securities, (5) increases and required prepayments in Federal Deposit Insurance Corporation (FDIC) premiums and special federal assessments on financial institutions due to market developments and regulatory changes, (6) changes in the level of nonperforming assets, charge-offs, other real estate owned and provision expense, (7) incorrect assumptions in the value of the loans acquired in FDIC-assisted acquisitions resulting in greater than anticipated losses in the acquired loan portfolios exceeding the losses covered by the loss-sharing agreements with the FDIC, (8) the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board, (9) changes in inflation, interest rates, and market liquidity which may impact interest margins and impact funding sources, (10) adequacy of the company's enterprise risk management framework, (11) the Company's ability to increase market share and control expenses, (12) the Company's ability to attract new employees and retain and motivate existing employees, (13) increased competition in the company's markets, (14) changes in the financial performance and/or condition of the company's borrowers, including adverse impact on loan utilization rates, delinquencies, defaults and customers' ability to meet certain credit obligations, changes in customers' suppliers, and other counterparties' performance and creditworthiness, (15) a substantial and permanent loss of either client accounts and/or assets under management at the company's investment advisory affiliates or its wealth management division, (16) changes in consumer spending, borrowing and savings habits, (17) soundness of other financial institutions which could adversely affect the company, (18) protracted labor disputes in the company's markets, (19) earthquake, fire or other natural disasters affecting the condition of real estate collateral, (20) the effect of acquisitions and integration of acquired businesses and de novo branching efforts, (21) the impact of changes in regulatory, judicial or legislative tax treatment of business transactions, (22) changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or regulatory agencies, and (23) the success of the company at managing the risks involved in the foregoing.

Forward-looking statements speak only as of the date they are made, and the company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance, including the factors that influence earnings.

For a more complete discussion of these risks and uncertainties, see the company's Annual Report on Form 10-K for the year ended December 31, 2010 and particularly Part I, Item 1A, titled "Risk Factors."

CONTACT: Financial/Investors
         Christopher J. Carey, City National, 310.888.6777
         Chris.Carey@cnb.com

         Media
         Paul Stowell, City National, 702.952.4415
         (cell: 702.525.9288)
         Paul.Stowell@cnb.com